Exhibit 10.29

Commercial Alliance Agreement

THIS AGREEMENT is made as of the 4th day of August 2006

Between:

HTC Purenergy

#001 2305 Victoria Ave.

Regina, Saskatchewan.

Canada S4P 0S7

Hereinafter known as “(HTC)”

-and-

Global Energy Inc.

Suite 2650, 312 Walnut Street,

Cincinnati, Ohio.

USA 45202

Hereinafter known as “(GLOBAL)”

Whereas:

GLOBAL is an environmental energy technology company building a portfolio of IGCC and synthetic gas facilities. GLOBAL owns and operates the Wabash and Westfield facilities with new Lima Energy IGCC facility under construction. Global has 17 years of focused dedication to Gasification Technology and are leaders on IGCC development in the US and UK.

Whereas:

HTC is a world leading provider of carbon management technology and services that include:

•	Capture of CO2 from industrial flue streams including coal and gas fired generation facilities

•	Sequestration of CO2 for enhanced oil recovery programs (EOR)

•	Sequestration of CO2 for environmental offsets such as carbon credits.

•	CO2 storage monitoring, audit, and certification.

Whereas:

HTC works in collaboration with the world-renowned University of Regina Greenhouse Gas Technology Centre and the International Test Centre for CO2 capture, which represents over 11 years of continuous development and testing in CO2 management. HTC has brought together a unique assembly of highly credentialed technologies and people that can effectively address the CO2 management requirements of the energy sector.

Whereas:

It is recognized that a carbon constrained economy is rapidly emerging and opportunities exist to take a leadership role and first mover status in bringing CO2 management programs to high profile energy assets. The value in doing so can be validated by the economic and market drivers that include:

(i)	Definitive Economic Drivers from Enhanced Oil Recovery

•	It has been well validated than on average, each ton of CO2 injected into a depleted oil reserve, an average of 5-8 barrels of incremental (EOR) oil are realized.

•	In the US alone there are potentially over 12,000 EOR sites and other regions such as the North Sea, China, and Canada that have become operations in EOR.

•	A 2005 DOE commissioned report confirmed that the potential for incremental oil from EOR is 43 billion barrels.

•

At an average of 6.6 barrels of incremental oil per ton of CO2 injected, the 43 billion barrels of incremental oil produced from EOR represents a market potential of 6.6 billion tons of CO2 sequestration.

•	At the average world oil price for the past 2 years of US$47 USD per barrel, the calculated market value of the DOE estimated EOR incremental oil produced is in excess of US$2.0 trillion USD.

•	DOE lists over 6,000 point sources of CO2 emissions in the US, which are the major contributors to the total annual US industry emissions of 3.8 billion tons.

(ii)	Emerging Economic Drivers

•	Introduction of CO2 Cap and Trade policies with carbon credit trading.

•	Carbon tax and abatement programs.

•	Regional carbon emissions capping (i.e. REGGI, Carbon California).

•	Carbon liability assessments and contingent liability impact statements.

•	Environmental permit requirements.

(iii)	Indicative Market Drivers

•	CO2 emitters responding to demands of the investment industry to provide carbon management with new infrastructure financings.

•	CO2 emitters requiring strategic direction and advice on the development of CO2 management programs that create opportunity from CO2 emissions.

•	The decarbonisation of fossil fuel processing technologies has advanced the profile of CO2 management.

•	The utilization of domestic coal reserves has been highlighted as major a contributor in addressing energy security for those countries with large reserves such as US and Canada.

•	Technology advancements enabling the integration of CO2 management into fossil fuel processing infrastructure are being sought after.

Whereas:

GLOBAL’s facilities incorporate world leading clean coal industrial processes requiring only CO2 management to complete an all encompassing clean energy offering. HTC’s CO2 Management technologies enable the complete provision of clean coal processing and this document outline the commercial terms of reference between GLOBAL and HTC.

THEREFORE:

In consideration of the foregoing, the parties agree that:

(i) GLOBAL formerly appoints HTC to provide advisory on CO2 management where necessitated by regulatory and environmental challenges.

(ii) The contractual appointment of HTC to undertake an assessment of the project opportunities that may exist within specific project assets of GLOBAL that would support:

a) the potential to engineer an EOR project utilizing the CO2 emissions from GLOBAL’s assets as a source for existing or new oil recovery programs that would realize a yield from the sale of CO2 and/or a carried interest on the oil recovered;

b) the potential to offset the emissions of the asset through storage of CO2 in underground formations that are in commercial proximity to the asset, providing a position of advantage for the pending introduction of a Cap and Trade/Carbon Credit policy emerging from local, regional, or international abatement programs; and

c) an evolution of both, whereby an EOR project is followed by a secondary stage CO2 storage program where well head operations and extraction licensing rights are extended for CO2 storage.

This opportunity assessment will be bound by the commercial terms defined in Schedule A of this document. It is recognized that once the commercial potential of this evaluation is defined and validated the parties agree to formulate a financial and operational structure to capitalize on the findings of these site assessments that will be mutually beneficial and maximize the transaction value contained in each project.

(iii) Selection of one of GLOBAL’s assets for the development of a sequestration evaluation project study that will be presented for Govt/ DOE sponsored funding. The establishment of a “Clean Energy Technology Alliance” program around this project will be profiled as a showcase for enhancing the GLOBAL Energy brand market capitalization, and development of new business opportunities with the Technology Alliance.

(iv) Evaluation of new market opportunities whereby specific projects can be identified as having a need for an end to end gasification – CO2 management solution, where the representation of such an approach can assist each organization to capture new business opportunities either individually or in a partnership/joint venture model. Leveraging the market analysis and relationships each organization holds in regions such as the Alberta Oil Sands, China, Australasia, near term market development assessments are to be prioritized.

(v) As this commercial alliance provides for a unique, novel, and “first to market” positioning of gasification of fossil fuels with an integrated CO2 management program, the development of a unified marketing front will be implemented. This will be mutually beneficial and be positioned as an industry benchmark or standard for responsible environmental protection. Supported by a formal marketing program that would include production of the appropriate collateral, PR, and events based marketing that will build upon the differentiated positioning of GLOBAL and HTC.

(vi) Joint collaboration on enhancing the stature of each organization within the industry whereby strategic interest and regulatory groups of influence such as: government agencies, NGO’s, environmental groups, and the financial sector containing SRI’s and Clean Tech Funds are made aware of the global CO2 management proposition that GLOBAL and HTC are presenting to the industry.

(vii) Jointly share market intelligence, network relationships, and product knowledge whilst securing and protecting the intellectual property and know-how that this “market maker” alliance is aggregating.

Agreed to this 4, August, 2006

HTC HYDROGEN TECHNOLOGIES CORP.

Per:	/s/ Lionel Kambeitz
Lionel Kambeitz
Chief Executive Officer

Agreed to and accepted as of the date set forth above.

GLOBAL Energy Inc.

Per:	/s/ H.H. Graves
H.H. Graves
President and CEO

Agreed to and accepted as of the date set forth above.

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